Intrepid Announces Fourth Quarter and Full Year 2018 Results

DENVER, March 12, 2019 - Intrepid Potash, Inc. (Intrepid) (NYSE:IPI) today reported its financial results for the fourth quarter and full year of 2018.

Key Takeaways

•	Net income improved $9.3 million and $34.4 million in the fourth quarter and full year 2018, respectively, compared with the same periods in the prior year.

•	Potash segment gross margin of $10.7 million in the fourth quarter contributed to full year potash segment gross margin of $29.0 million, an increase of $13.3 million compared to the prior year.

•	Trio® segment delivered fourth quarter gross margin of $0.7 million. Full year gross deficit was $3.8 million, an improvement of $5.7 million compared to the prior year.

•	Oilfield solutions segment gross margin of $13.0 million in 2018 driven by water sales of $16.0 million.

•	Total company water sales of $19.8 million in 2018 with byproduct water included.

•	Full year cash received from water of $30.2 million.

•	Cash generated from operations increased $47.5 million year over year, totaling $64.2 million in 2018.

"Fourth quarter results benefited from strong potash sales, higher market prices for potash and Trio®, and another quarter of solid demand for oilfield solutions," said Bob Jornayvaz, Intrepid's Executive Chairman, President, and CEO. "The fourth quarter also marks the first quarter of positive gross margin for our Trio® segment since 2016 as we saw the benefits of a focused international strategy and increased byproduct sales. Price increases announced in January for both potash and Trio® provide stability heading into the spring selling season and we believe Intrepid is well-positioned for another year of strong cash flow generation in 2019."

Jornayvaz continued, "Our success in generating cash in 2018 provides us with additional flexibility to execute upon our growth strategy. To that end, we recently agreed to purchase the Dinwiddie Jal Ranch in southeastern New Mexico as part of our expanding oilfield solutions. The acquisition of this property and the associated water rights will increase our footprint in the prolific Delaware Basin and allow us to offer a more complete midstream infrastructure system and additional supply to our water partners in the region. For the full year 2019, we expect cash received from our total company water sales, including byproducts but excluding the pending acquisition, of between $25 and $35 million, and revenue of between $20 and $30 million."

Presentation Changes

Due to the growth of its oilfield products and services and continued diversification and growth of byproduct sales in addition to recent accounting changes, Intrepid is now presenting a third segment, in addition to its potash and Trio® segments, and is accounting for byproduct sales as revenue instead of as a credit to cost of goods sold. The new oilfield solutions segment includes certain sales of water, high-speed KCl mixing, saltwater disposal, trucking, and other activities associated with oil and gas production. Prior period amounts have been recast to be consistent with current presentation and will be posted on Intrepid's website.

Consolidated Results

Intrepid recorded fourth quarter net income of $7.6 million, or $0.06 per share, resulting in full year net income of $11.8 million, or $0.09 per share. Consolidated gross margin of $14.8 million and $38.3 million in the fourth quarter and full year 2018, respectively, were increases of $11.2 million and $26.4 million, respectively, compared to the same year-ago periods. Improvements in net income and gross margin were driven by increased water sales, higher average net realized sales prices(1) for potash and Trio®, and reduced lower of cost or net realizable value adjustments related to international Trio® shipments.

Segment Highlights

Potash

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(in thousands, except per ton data)
Sales	$34,884	$23,515	$124,058	$107,917
Gross margin	$10,664	$4,297	$29,008	$15,670

Potash production volume (in tons)	114	121	344	359
Potash sales volume (in tons)	95	70	364	352

Average potash net realized sales price per ton(1)	$270	$248	$256	$238

Gross margin increased $6.4 million and $13.3 million in the fourth quarter and full year of 2018, respectively, when compared to the same periods in 2017. These increases were driven by higher market prices for potash, increased potash sales volume, and an increase in byproduct sales.

Average net realized sales price per ton for potash increased as a result of price increases announced throughout 2018. Byproduct sales of brine and water increased as a result of increased oil and gas activity in the Carlsbad area.

Fourth quarter and full year potash sales volumes benefited from an increase in industrial market sales. Potash production decreased 6% in the fourth quarter of 2018 compared to the fourth quarter of 2017 due to reduced runtime at the Moab facility and reduced compaction at HB. Full year 2018 production decreased 4% compared to the prior year as HB produced fewer tons during the first half of the year.

Trio®

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(in thousands, except per ton data)
Sales	$14,994	$16,144	$66,808	$63,686
Gross margin (deficit)	$711	$(3,397)	$(3,782)	$(9,548)

Trio® production volume (in tons)	56	51	217	243
Trio® sales volume (in tons)	44	65	225	237

Average Trio® net realized sales price per ton(1)	$215	$164	$199	$191

Improvements in average net realized sales price per ton and increased byproduct sales drove year-over-year increases to gross margin for both the fourth quarter and full year periods. Fourth quarter and full year average net realized sales price per ton increased due to fewer lower priced export sales and higher list prices for Trio® product in domestic markets. Strong oil and gas activity drove comparative period increases in byproduct sales.

Sales volumes decreased for the comparative three- and twelve-month periods of 2018 as improved domestic sales volumes were offset by reduced volumes into international markets. Intrepid continues to focus on international markets with higher market prices for Trio® or where a logistical advantage exists.

Improved ore grades drove a 10% increase in fourth quarter Trio® production compared to the prior year. Full year production decreased 11% compared to prior year due to the reduced production schedule which began in the second half of 2017.

Oilfield Solutions

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(in thousands)
Sales	$4,486	$2,923	$17,404	$6,312
Gross margin	$3,451	$2,728	$13,045	$5,766

During 2018, Intrepid increased its focus on developing and growing its products and services to the oil and gas industry, which resulted in its classification as a reportable segment of the business, supported by dedicated business development personnel and ongoing business development activity, including the pending Dinwiddie Jal acquisition described below. During the fourth quarter and full year 2018, this increased focus on oilfield solutions yielded an increase in sales, though gross margin as a percentage of sales decreased in 2018 due to an increase in mixing and trucking, which on average carry lower margins than Intrepid's water sales. Intrepid also incurred increased legal fees related to the permitting process and third-party protests of its water rights.

Liquidity

Cash provided by operations was $11.3 million during the fourth quarter of 2018 and cash spent on capital investments was $4.2 million. Intrepid made a scheduled prepayment of $10 million on its senior notes in December 2018, lowering the total amount outstanding on the notes to $50 million at year end. As of December 31, 2018, Intrepid had $33.2 million in cash and cash equivalents and $49.0 million available to borrow under its credit facility with no borrowing outstanding on the facility.

Acquisition

On February 8, 2019, Intrepid announced an agreement to acquire a 51% undivided interest in the Dinwiddie Jal Ranch and related assets for an expected cash purchase price to Intrepid of $33.2 million, subject to customary closing conditions. The acquisition, which if completed would expand Intrepid’s footprint and water rights in the Delaware Basin, is expected to be funded with cash on hand and short-term borrowing under its credit facility. Management believes it has adequate liquidity to both fund the acquisition and execute on its long-term strategy for the business. The acquisition is expected to close in the first quarter of 2019.

Notes

1 Average net realized sales price per ton is a non-GAAP financial measure. See the non-GAAP reconciliations set forth later in this press release for additional information.

Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

A teleconference to discuss the fourth quarter of 2018 is scheduled for March 12, 2019, at 10:00 a.m. ET. The dial in number is 800-319-4610 for the U.S. and Canada, and is +1-631-891-4304 for other countries. The call will also be streamed on the Intrepid website, www.intrepidpotash.com.

An audio recording of the conference call will be available through April 12, 2019, at www.intrepidpotash.com and by dialing 800-319-6413 for the U.S. and Canada, or +1-631-883-6842 for other countries. The replay will require the input of the conference identification number 2955.

About Intrepid

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt and water products essential for customer success in agriculture, animal feed and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine and various oilfield products and services.

Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid's mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts or RSS feeds for new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about Intrepid's future financial performance, water sales, production costs, acquisition expectations and operating plans, and its market outlook. These statements are based on assumptions that Intrepid believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•	changes in the price, demand, or supply of Intrepid's products and services;

•
Intrepid's ability to successfully identify and implement any opportunities to grow its business whether through expanded sales of Trio®, water, byproducts, and other non-potassium related products or other revenue diversification activities;

•	challenges to Intrepid's water rights;

•	Intrepid’s ability to close its acquisition of the Dinwiddie Jal Ranch, integrate the acquired assets into its existing business, and achieve the expected benefits of the acquisition;

•	Intrepid's ability to comply with the terms of its senior notes and its revolving credit facility, including the underlying covenants, to avoid a default under those agreements;

•	Intrepid's ability to sell Trio® internationally and manage risks associated with international sales, including pricing pressure and freight costs;

•	the costs of, and Intrepid's ability to successfully execute, any strategic projects;

•	declines or changes in agricultural production or fertilizer application rates;

•	declines in the use of potassium-related products or water by oil and gas companies in their drilling operations;

•	further write-downs of the carrying value of assets, including inventories;

•
circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;

•	changes in reserve estimates;

•	currency fluctuations;

•	adverse changes in economic conditions or credit markets;

•	the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;

•	adverse weather events, including events affecting precipitation and evaporation rates at Intrepid's solar solution mines;

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;

•	changes in the prices of raw materials, including chemicals, natural gas, and power;

•	Intrepid's ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services;

•	Intrepid's inability to fund necessary capital investments; and

•
the other risks, uncertainties, and assumptions described in Intrepid's periodic filings with the Securities and Exchange Commission, including in "Risk Factors" in Intrepid's Annual Report on Form 10-K for the year ended December 31, 2017.

In addition, new risks emerge from time to time. It is not possible for Intrepid to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements Intrepid may make.

All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Matt Preston, Investor Relations
Phone: 303-996-3048
Email: matt.preston@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2018 AND 2017
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Sales	$54,364	$42,582	$208,270	$177,915
Less:
Freight costs	9,893	8,246	37,052	32,016
Warehousing and handling costs	2,211	2,656	9,281	9,670
Cost of goods sold	26,504	26,481	121,955	117,962
Lower of cost or net realizable value inventory adjustments	930	1,571	1,711	6,379
Gross Margin	14,826	3,628	38,271	11,888

Selling and administrative	5,157	5,316	20,438	18,915
Debt restructuring expense	—	—	—	—
Accretion of asset retirement obligation	417	390	1,668	1,558
Restructuring expense	—	—	—	266
Care and maintenance expense	165	282	530	1,687
Other operating expense	205	765	141	3,523
Operating Income (Loss)	8,882	(3,125)	15,494	(14,061)

Other Income (Expense)
Interest expense, net	(1,235)	(1,061)	(3,855)	(11,692)
Interest income	11	1	110	6
Other income (expense)	38	(117)	142	397
Income (Loss) Before Income Taxes	7,696	(4,302)	11,891	(25,350)

Income Tax (Expense) Benefit	(62)	2,666	(108)	2,783
Net Income (Loss)	$7,634	$(1,636)	$11,783	$(22,567)

Weighted Average Shares Outstanding:
Basic	128,516,121	127,401,932	128,070,702	115,708,859
Diluted	130,899,744	127,401,932	130,985,919	115,708,859
Income (Loss) Per Share:
Basic	$0.06	$(0.01)	$0.09	$(0.20)
Diluted	$0.06	$(0.01)	$0.09	$(0.20)

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF DECEMBER 31, 2018 AND 2017
(In thousands, except share and per share amounts)

	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$33,222	$1,068
Accounts receivable:
Trade, net	25,161	17,777
Other receivables, net	597	762
Refundable income taxes	—	2,663
Inventory, net	82,046	83,126
Other current assets	4,332	6,088
Total current assets	145,358	111,484

Property, plant, equipment, and mineral properties, net	346,209	364,542
Long-term parts inventory, net	30,031	30,611
Other assets, net	3,633	3,955
Total Assets	$525,231	$510,592

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$9,107	$11,103
Related parties	28	28
Income taxes payable	914	—
Accrued liabilities	8,717	8,074
Accrued employee compensation and benefits	4,124	4,317
Other current liabilities	11,891	65
Advances on credit facility	—	3,900
Current portion of long-term debt	—	10,000
Total current liabilities	34,781	37,487

Long-term debt, net	49,642	49,437
Asset retirement obligation	23,125	21,476
Other non-current liabilities	420	102
Total Liabilities	107,968	108,502

Commitments and Contingencies

Common stock, $0.001 par value; 400,000,000 shares authorized:
and 128,716,595 and 127,646,530 shares outstanding
at December 31, 2018, and 2017, respectively	129	128
Additional paid-in capital	649,202	645,813
Retained deficit	(232,068)	(243,851)
Total Stockholders' Equity	417,263	402,090
Total Liabilities and Stockholders' Equity	$525,231	$510,592

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2018 AND 2017
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Cash Flows from Operating Activities:
Net income (loss)	7,634	(1,636)	11,783	(22,567)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and depletion	8,377	8,488	32,215	33,209
Accretion of asset retirement obligation	417	390	1,668	1,558
Amortization of deferred financing costs	182	182	732	1,778
Stock-based compensation	586	943	4,179	3,622
Reserve for obsolescence	—	1,093	15	1,073
Allowance for doubtful accounts	—	445	100	865
(Gain) loss on disposal of assets	(3)	81	(87)	1,830
Lower of cost or net realizable value inventory adjustments	930	1,571	1,711	6,379
Other	(19)	(6)	(19)	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	(6,872)	9	(7,484)	(6,870)
Other receivables, net	3,204	90	165	(270)
Refundable income taxes	—	(2,663)	2,663	(1,284)
Inventory, net	(5,698)	(4,289)	(67)	(1,263)
Other current assets	1,113	1,243	1,762	(3,207)
Income tax payable	704	—	914	—
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	(1,336)	(2,785)	1,740	1,738
Other liabilities	2,073	2	12,247	102
Net cash provided by operating activities	11,292	3,158	64,237	16,693

Cash Flows from Investing Activities:
Additions to property, plant, equipment, and mineral properties	(4,223)	(7,280)	(16,891)	(13,505)
Proceeds from sale of property, plant, equipment, and mineral properties	18	98	110	5,651
Net cash used in investing activities	(4,205)	(7,182)	(16,781)	(7,854)

Cash Flows from Financing Activities:
Issuance of common stock, net of transaction expenses	—	—	—	59,130
Repayment of long-term debt	(10,000)	—	(10,000)	(75,000)
Debt prepayment costs	(402)	—	(402)	(3,001)
Proceeds from short-term borrowings on credit facility	—	13,000	13,500	22,000
Repayments of short-term borrowings on credit facility	—	(9,100)	(17,400)	(18,100)
Debt issuance costs	(210)	—	(210)	(129)
Employee tax withholding paid for restricted shares upon vesting	(532)	(623)	(903)	(781)
Proceeds from exercise of stock options	67	121	114	121
Net cash (used in) provided by financing activities	(11,077)	3,398	(15,301)	(15,760)

Net Change in Cash, Cash Equivalents, and Restricted Cash	(3,990)	(626)	32,155	(6,921)
Cash, Cash Equivalents, and Restricted Cash, beginning of period	37,694	2,175	1,549	8,470
Cash, Cash Equivalents, and Restricted Cash, end of period	$33,704	$1,549	$33,704	$1,549

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2018 AND 2017
(In thousands)

	Three Months Ended December 31,
Product	2018	2017
Potash	$30,050	$19,795
Trio®	13,743	15,846
Water	5,048	3,516
Magnesium Chloride	2,123	1,277
Salt	1,801	1,989
Brines	584	159
Other	1,015	—
Total Revenue	$54,364	$42,582

	Year Ended December 31,
Product	2018	2017
Potash	$107,471	$95,540
Trio®	64,139	63,338
Water	19,797	7,042
Salt	6,877	6,334
Magnesium Chloride	6,804	5,432
Brines	1,777	229
Other	1,405	—
Total Revenue	$208,270	$177,915

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Production volume (in thousands of tons):
Potash	114	121	344	359
Langbeinite	56	51	217	243
Sales volume (in thousands of tons):
Potash	95	70	364	352
Trio®	44	65	225	237

Average net realized sales price per ton (1)
Potash	$270	$248	$256	$238
Trio®	$215	$164	$199	$191

Three Months Ended December 31, 2018	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales(2)	$34,884	$14,994	$4,486	$—	$54,364
Less: Freight costs	5,593	4,300	—	—	9,893
Warehousing and handling costs	1,272	939	—	—	2,211
Cost of goods sold	17,355	8,114	1,035	—	26,504
Lower of cost or net realizable value inventory adjustments	—	930	—	—	930
Gross Margin	$10,664	$711	$3,451	$—	$14,826
Depreciation and depletion incurred(3)	$6,660	$1,473	$105	$139	$8,377

Year Ended December 31, 2018	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales(2)	$124,058	$66,808	$17,404	$—	$208,270
Less: Freight costs	17,682	19,370	—	—	37,052
Warehousing and handling costs	5,046	4,225	10	—	9,281
Cost of goods sold	72,322	45,284	4,349	—	121,955
Lower of cost or net realizable value inventory adjustments	—	1,711	—	—	1,711
Gross Margin (Deficit)	$29,008	$(3,782)	$13,045	$—	$38,271
Depreciation and depletion incurred(3)	$25,134	$6,343	$343	$395	$32,215

Three Months Ended December 31, 2017	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales(2)	$23,515	$16,144	$2,923	$—	$42,582
Less: Freight costs	3,066	5,180	—	—	8,246
Warehousing and handling costs	1,504	1,152	—	—	2,656
Cost of goods sold	14,243	12,043	195	—	26,481
Lower of cost or net realizable value inventory adjustments	405	1,166	—	—	1,571
Gross Margin (Deficit)	$4,297	$(3,397)	$2,728	$—	$3,628
Depreciation and depletion incurred(3)	$6,812	$1,641	$19	$16	$8,488

Year Ended December 31, 2017	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales(2)	$107,917	$63,686	$6,312	$—	$177,915
Less: Freight costs	13,912	18,104	—	—	32,016
Warehousing and handling costs	5,556	4,114	—	—	9,670
Cost of goods sold	72,229	45,187	546	—	117,962
Lower of cost or net realizable value inventory adjustments	550	5,829	—	—	6,379
Gross Margin (Deficit)	$15,670	$(9,548)	$5,766	$—	$11,888
Depreciation and depletion incurred(3)	$26,485	$6,576	$19	$129	$33,209

(1) Average net realized sales price is a non-GAAP financial measure. See the non-GAAP reconciliations set forth later in this press release for additional information.
(2) Segment sales include the sales of byproducts generated during the production of potash and Trio®. Prior to the fourth quarter of 2018, sales of byproducts were accounted for as a credit to cost of goods sold for potash and Trio®.
(3) Depreciation and depletion incurred for potash and Trio® excludes depreciation and depletion amounts absorbed in or (relieved from) inventory.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2018 AND 2017
(In thousands, except per share amounts)

To supplement Intrepid's consolidated financial statements, which are prepared and presented in accordance with GAAP, Intrepid uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted EBITDA, and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Intrepid believes these non-GAAP financial measures provide useful information to investors for analysis of its business. Intrepid uses these non-GAAP financial measures as one of its tools in comparing period-over-period performance on a consistent basis and when planning, forecasting, and analyzing future periods. Intrepid believes these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Diluted Share

Adjusted net income (loss) and adjusted net income (loss) per diluted share are calculated as net income (loss) or net income (loss) per diluted share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of its operating results excluding items that Intrepid believes are not indicative of its fundamental ongoing operations.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss):

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net Income (Loss)	$7,634	$(1,636)	$11,783	$(22,567)
Adjustments
Restructuring expense(1)	—	—	—	266
Write-off of deferred financing fees(2)	72	—	72	819
Make-whole payment(3)	402	—	402	3,001
AMT Carryback(4)	—	(2,653)	—	(2,653)
Total adjustments	474	(2,653)	474	1,433
Adjusted Net Income (Loss)	$8,108	$(4,289)	$12,257	$(21,134)

Reconciliation of Net Income (Loss) per Share to Adjusted Net Income (Loss) per Share:

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net Income (Loss) Per Diluted Share	$0.06	$(0.01)	$0.09	$(0.20)
Adjustments
Restructuring expense(1)	—	—	—	—
Write-off of deferred financing fees(2)	—	—	—	0.01
Make-whole payment(3)	—	—	—	0.03
AMT Carryback(4)	—	(0.02)	—	(0.02)
Total adjustments	—	(0.02)	—	0.02
Adjusted Net Income (Loss) Per Diluted Share	$0.06	$(0.03)	$0.09	$(0.18)

(1) Intrepid recorded restructuring expense of $0.3 million for the year ended December 31, 2017, related to a scheduling change at its East facility.
(2) As a result of early repayments of principal on its senior notes, Intrepid wrote off a portion of the financing fees that had previously been capitalized related to the senior notes. The write-offs of deferred financing fees are reflected in Intrepid's financial statements as interest expense.
(3) As a result of early repayments of its senior notes, Intrepid incurred make whole-payments, which are reflected on the income statement as interest expense.
(4) During the fourth quarter of 2017, Intrepid monetized existing alternative minimum tax credits through a carryback, resulting in a $2.7 million benefit.

Average Potash and Trio® Net Realized Sales Price per Ton

Average net realized sales price per ton for potash is calculated as potash segment sales less potash segment byproduct sales and potash freight costs and then dividing that difference by the number of tons of potash sold in the period. Likewise, average net realized sales price per ton for Trio® is calculated as Trio® segment sales less Trio® segment byproduct sales and Trio® freight costs and then dividing that difference by Trio® tons sold. Intrepid considers average net realized sales price per ton to be useful, and believe it to be useful for investors, because it shows Intrepid's potash and Trio® average per-ton pricing without the effect of certain transportation and delivery costs. When Intrepid arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, some of Intrepid's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in Intrepid's revenue and freight costs. Intrepid uses average net realized sales price per ton as a key performance indicator to analyze potash and Trio® sales and price trends.

Reconciliation of Sales to Average Potash and Trio® Net Realized Sales Price per Ton:

	Potash Segment
	Three Months Ended December 31,
	2018	2017
Total Segment Sales	$34,884	$23,515
Less: Segment byproduct sales	4,834	3,720
Potash freight costs	4,400	2,417
Subtotal	$25,650	$17,378

Divided by:
Potash tons sold (in thousands)	95	70
Average net realized sales price per ton	$270	$248

	Potash Segment
	2018	2017
Total Segment Sales	$124,058	$107,917
Less: Segment byproduct sales	16,586	12,377
Potash freight costs	14,194	11,818
Subtotal	$93,278	$83,722

Divided by:
Potash tons sold (in thousands)	364	352
Average net realized sales price per ton	$256	$238

	Trio® Segment
	Three Months Ended December 31,
	2018	2017
Total Segment Sales	$14,994	$16,144
Less: Segment byproduct sales	1,251	298
Trio® freight costs	4,300	5,180
Subtotal	$9,443	$10,666

Divided by:
Trio® tons sold (in thousands)	44	65
Average net realized sales price per ton	$215	$164

	Trio® Segment
	2018	2017
Total Segment Sales	$66,808	$63,686
Less: Segment byproduct sales	2,669	348
Trio® freight costs	19,367	18,104
Subtotal	$44,772	$45,235

Divided by:
Trio® tons sold (in thousands)	225	237
Average net realized sales price per ton	$199	$191

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net income (loss) adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers adjusted EBITDA to be useful because the measure reflects Intrepid's operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses adjusted EBITDA to assess operating performance.
Reconciliation of Net Income (Loss) to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

Net Income (Loss)	$7,634	$(1,636)	$11,783	$(22,567)
Restructuring expense(1)	—	—	—	266
Interest expense	1,235	1,061	3,855	11,692
Income tax expense (benefit)	62	(2,666)	108	(2,783)
Depreciation and depletion	8,377	8,488	32,215	33,209
Accretion of asset retirement obligation	417	390	1,668	1,558
Total adjustments	10,091	7,273	37,846	43,942
Adjusted Earnings Before Interest, Taxes, Depreciation,
and Amortization	$17,725	$5,637	$49,629	$21,375

(1) Intrepid recorded restructuring expense of $0.3 million for the year ended December 31, 2017, related to a scheduling change at its East facility.